Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

FIRST QUARTER 2017 RESULTS

TALLAHASSEE, FL., April 19, 2017 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter ended March 31, 2017. The Company reported net earnings of $536,000, or $0.27 per basic and diluted share, for the quarter ended March 31, 2017, compared to net earnings of $382,000 or $0.19 per basic and diluted share, for the quarter ended March 31, 2016.

“We are proud of the Bank’s same quarter year-over-year performance,” said Sammie D. Dixon, Jr., President and CEO. “Net income increased 40.3%, driven by growth in both net interest income and noninterest income.”

According to Dixon, since March 31, 2016, the Bank’s net loan portfolio, excluding loans held for sale, has grown by $28.5 million, or 14.4%. Deposits have also grown, increasing $49.3 million since March 31, 2016, with $22.5 million of that growth coming in the form of transaction accounts.

“We are building this Company for long-term success,” he said. Nowhere is this long-term view more evident than the Bank’s focus on team culture and talent. “The average age of our employees is 39,” says Dixon. “Talent is the best way I know to grow a culture of performers who will take this Bank into the future.”

Since the inception of the Bank, our team has grown to 67 FTEs (full-time equivalents). “If this sounds familiar, it should,” says Dixon. “Bench strength allows us to continue offering a high level of client service as we grow.”

First Quarter 2017 Highlights

•	Net income for the first quarter of 2017 increased 40.3% year over year to $536,000, boosted by 15.6% growth in net interest income and 45.4% growth in noninterest income.

•	Mortgage banking revenue, which consists of both origination fee income and gains (losses) on the sale of mortgage loans, increased 66.2% to $251,000 for the first quarter of 2017 compared to the same period a year ago and continues to be a solid contributor to the Bank’s net income.

•	For the quarter ended March 31, 2017, the annualized Return on Average Assets was 0.70%, the annualized Return on Average Equity was 7.88%, and the net interest margin was 3.60%.

Earnings Summary

Interest Income

For the quarter ended March 31, 2017, interest income grew to $2.9 million, compared to $2.5 million for the same period a year ago. The $414,000, or 16.6%, increase was mostly driven by higher loan balances as the Company reported average loans of $227.1 million for the three months ended March 31, 2017 compared to $193.6 million for the three months ended March 31, 2016.

Interest Expense

Compared to the same period a year ago, interest expense increased 28.6%, or $55,000, for the quarter ended March 31, 2017. Year over year, the increase can be attributed both to higher average balances of interest-bearing deposits, which increased 19.9% to $213.9 million, and a 3 basis points increase on the average rates paid on deposits.

Provision for Loan Losses

The provision for loan losses was $35,000 for the quarter ended March 31, 2017, representing a decrease of $99,000 as compared to the same period in 2016. The higher provision in 2016 was due to higher loan growth in that quarter.

Net Interest Margin

The net interest margin was 3.60% for the quarter ended March 31, 2017, compared to 3.74% for the same period in 2016. Our net interest margin continues to be compressed primarily as a result of declining loan yields. Despite the decrease in net interest margin, net interest income rose 15.6% to $2.7 million due to a higher volume of interest earning assets.

Noninterest Income

For the quarter ended March 31, 2017, noninterest income increased $132,000, or 45.4%, from the same period a year ago. Increases in service charges and fees on deposit accounts and mortgage banking revenue continue to be the primary contributors to growth of noninterest income.

Noninterest Expense

Noninterest expense increased 17.6%, or $330,000, for the quarter ended March 31, 2017, compared to the same period a year ago. Over 79% of the overall increase can be attributed to higher salaries and employee benefits. The Bank has continued to add additional personnel as it positions itself for organic growth and possible expansionary activities. Full-time equivalent employees increased from 56 at

March 31, 2016 to 67 at March 31, 2017. The increase in personnel and our new branch building in Crawfordville also led to a 21.7% increase in occupancy and equipment expense which further contributed to higher noninterest expense.

Balance Sheet

As of March 31, 2017, the Company had grown to $315.5 million in total assets, $286.2 million in deposits, and $225.7 million in portfolio net loans. This compares to $303.9 million in total assets, $275.3 million in deposits, and $222.8 million in portfolio net loans as of December 31, 2016. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(Dollars in thousands )

	March 31, 2017
	(unaudited)		December 31, 2016
	Amount	% of Total	Amount	% of Total
Commercial real estate	$65,488	28.7%	$65,805	29.2%
Residential real estate and home equity	89,877	39.4%	88,883	39.4%
Construction	22,709	9.9%	19,991	8.9%
Commercial	45,607	20.0%	46,340	20.6%
Consumer	4,589	2.0%	4,275	1.9%

Total Loans	228,270	100.0%	225,294	100.0%

Net deferred loan costs	380		350
Allowance for loan losses	(2,908)		(2,876)

Loans, net	$225,742		$222,768

Total stockholders’ equity was $27.6 million, or 8.7% of total assets at March 31, 2017, compared to $27.1 million, or 8.9% of total assets, at December 31, 2016. Book value per share increased from $13.51 at December 31, 2016 to $13.74 at March 31, 2017, with 2,006,180 common shares outstanding. As of March 31, 2017, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 8.65%, a 11.54% Common Equity Tier 1 Risk-Based Capital Ratio, a 11.54% Tier 1 Risk-Based Capital Ratio, and a 12.79% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $805,000 were deemed to be impaired under the Bank’s policy at March 31, 2017, while loans totaling $811,000 were deemed to be impaired under the Bank’s policy at December 31, 2016. At March 31, 2017, the Bank had four nonaccrual loans in the aggregate amount of $805,000 compared to four nonaccrual loans totaling $811,000 at December 31, 2016. Net charge-offs totaled $3,000 for the quarter ended March 31, 2017. Management believes that the allowance for loan losses which was $2.9 million, or 1.3% of gross loans, at March 31, 2017 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of March 31, 2017, the consolidated Company had 67 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars in thousands except per share data)

	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15
Interest income:
Loans	$2,635	$2,662	$2,573	$2,447	$2,274	$2,233
Securities	209	162	156	182	200	216
Other	69	43	26	23	25	16

Total interest income	2,913	2,867	2,755	2,652	2,499	2,465

Interest Expense:
Deposits	247	231	205	201	192	190
Other borrowings	—	—	1	—	—	2

Total interest expense	247	231	206	201	192	192

Net interest income	2,666	2,636	2,549	2,451	2,307	2,273
Provision for loan losses	35	12	108	170	134	100

Net interest income after provision for loan losses	2,631	2,624	2,441	2,281	2,173	2,173

Noninterest income:
Service charges and fees on deposit accounts	80	76	74	52	48	42
Mortgage banking revenue	251	298	260	226	151	139
Income from bank-owned life insurance	12	12	12	13	13	12
Gain on sale of securities available for sale	(1)	—	—	87	15	53
Other income	81	88	69	72	64	98

Total noninterest income	423	474	415	450	291	344

Noninterest expense:
Salaries and employee benefits	1,247	1,125	1,062	959	985	952
Occupancy and equipment	247	283	209	212	203	220
Professional fees	63	61	81	99	105	69
Advertising	154	126	94	108	159	122
FDIC / State Assessment	46	50	36	34	32	31
Software Maintenance, amortization and other	129	126	125	124	126	99
Other	323	325	304	290	269	342

Total noninterest expense	2,209	2,096	1,911	1,826	1,879	1,835

Earnings before income taxes	845	1,002	945	905	585	682
Income taxes	309	356	335	323	203	181

Net earnings	$536	$646	$610	$582	$382	$501

Basic earnings per share	$0.27	$0.33	$0.31	$0.29	$0.19	$0.26

Diluted earnings per share	$0.27	$0.32	$0.31	$0.29	$0.19	$0.26

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Assets
Cash & cash equivalents	$35,200	$36,165	$23,077	$10,799	$18,779	$8,429
Securities available for sale	42,950	33,103	32,714	35,939	38,116	38,063
Loans, held for sale	2,695	3,291	3,525	4,125	2,244	2,722
Loans, net	225,742	222,768	222,768	213,455	197,253	187,076
Federal Home Loan Bank stock	274	220	220	390	220	189
Premises & equipment, net	5,091	4,929	4,653	4,221	4,218	4,222
Accrued interest receivable	782	798	705	721	679	692
Bank-owned life insurance	1,723	1,711	1,699	1,687	1,675	1,662
Capitalized offering costs	16	—	—	—	—	—
Other assets	1,056	956	603	601	538	989

Total Assets	$315,529	$303,941	$289,964	$271,938	$263,722	$244,044

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	69,244	61,856	70,102	55,951	54,694	50,158
Savings, NOW and money-market deposits	196,897	192,768	167,818	162,908	161,715	144,801
Time deposits	20,108	20,723	23,236	21,524	20,502	22,614

Total Deposits	286,249	275,347	261,156	240,383	236,911	217,573
Federal Home Loan Bank advance		—	—	4,000	—	—
Official checks	838	632	1,093	767	768	744
Other liabilities	880	880	874	574	502	794

Total Liabilities	287,967	276,859	263,123	245,724	238,181	219,111

Total Stockholders’ Equity	27,562	27,082	26,841	26,214	25,541	24,933

Total Liabilities and Stockholders’ Equity	$315,529	$303,941	$289,964	$271,938	$263,722	$244,044

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
Per Share Data:
Earnings per share - Basic	$0.27	$0.33	$0.31	$0.29	$0.19
Earnings per share - Diluted	$0.27	$0.32	$0.31	$0.29	$0.19
Book value per share	$13.74	$13.51	$13.52	$13.24	$12.92

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.70%	0.87%	0.87%	0.87%	0.60%
Return on average equity(1)	7.88%	9.62%	9.14%	9.04%	6.05%
Average yield on earning assets	3.94%	4.00%	4.06%	4.09%	4.05%
Net interest margin	3.60%	3.68%	3.76%	3.78%	3.74%
Efficiency ratio(2)	71.51%	67.40%	64.47%	62.94%	72.32%

Asset Quality Data:
Nonaccrual loans	$805,000	$811,000	$1,161,000	$439,000	$133,000
Total non-performing assets	$805,000	$811,000	$1,161,000	$439,000	$133,000
Non-peforming assets/total assets	0.26%	0.27%	0.40%	0.16%	0.05%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	8.65%	8.73%	9.01%	9.16%	9.36%
Common Equity Tier I Capital Ratio	11.54%	11.70%	11.55%	11.70%	12.25%
Tier I Risk Based Capital Ratio	11.54%	11.70%	11.55%	11.70%	12.25%
Total Capital Ratio	12.79%	12.95%	12.80%	12.95%	13.50%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer

(850) 907-2301

Prime Meridian Holding Company

Website: www.primemeridianbank.com